UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2010
HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100
No change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 29, 2010, Harris Corporation (“Harris”) entered into a $300,000,000 unsecured 364-day revolving credit agreement (the “364-Day Revolving Credit Agreement”) with: (i) SunTrust Bank, as administrative agent; (ii) SunTrust Robinson Humphrey, Inc., as lead arranger and book manager; and (iii) a syndicate of lenders from time to time parties thereto. Harris also has a $750,000,000 five-year senior unsecured revolving credit facility entered into on September 10, 2008 that continues in full force and effect.
     The 364-Day Revolving Credit Agreement provides for the extension of credit to Harris in the form of revolving loans at any time and from time to time during the term of the 364-Day Revolving Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $300,000,000. Borrowings under the 364-Day Revolving Credit Agreement will be denominated in U.S. Dollars. The 364-Day Revolving Credit Agreement may be used for working capital and other general corporate purposes, excluding hostile acquisitions (as defined in the 364-Day Revolving Credit Agreement). The 364-Day Revolving Credit Agreement also may be used to support commercial paper issued by Harris from time to time. As of September 29, 2010, Harris’ short-term debt outstanding under its commercial paper program was approximately $275,000,000, which was incurred principally to fund a significant portion of the $525 million purchase price for the acquisition of CapRock Communications on July 30, 2010. Subject to certain conditions stated in the 364-Day Revolving Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties), Harris may borrow, prepay and re-borrow amounts under the 364-Day Revolving Credit Agreement at any time during the term of the 364-Day Revolving Credit Agreement.
     At Harris’ election, borrowings under the 364-Day Revolving Credit Agreement will bear interest either at the London interbank offered rate (“LIBOR”) plus an applicable margin or at the base rate plus an applicable margin. The interest rate margin over LIBOR, initially set at 1.75%, may increase (to a maximum amount of 2.25%) or decrease (to a minimum amount of 1.25%) based on changes in the ratings of Harris’ senior unsecured long-term debt securities (“Senior Debt Ratings”). The base rate is a fluctuating rate equal to the highest of (i) the federal funds rate plus 0.50%, (ii) SunTrust Bank’s publicly announced prime lending rate for U.S. Dollars or (iii) LIBOR for an interest period of one month plus 1.00%. The interest rate margin over the base rate, initially set at 0.75%, may increase (to a maximum amount of 1.25%) or decrease (to a minimum amount of 0.25%) based on changes in the ratings of Harris’ Senior Debt Ratings.
     In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the 364-Day Revolving Credit Agreement, Harris is required to pay a quarterly commitment fee, initially equal to 0.25% per annum of the unused amount of the lenders’ aggregate commitments under the 364-Day Revolving Credit Agreement. The 364-Day Revolving Credit Agreement provides that the commitment fee may increase (to a maximum amount of 0.35%) or decrease (to a minimum amount of 0.15%) based on changes in Harris’ Senior Debt Ratings.
     The 364-Day Revolving Credit Agreement contains certain representations of Harris for the benefit of the administrative agent and the lenders, including representations relating to: due incorporation and good standing; due authorization of the 364-Day Revolving Credit Agreement documentation; absence of any requirement for governmental or third party authorization for the due execution, delivery and performance of the 364-Day Revolving Credit Agreement documentation; enforceability of the 364-Day Revolving Credit Agreement documentation; accuracy of financial statements; no material adverse effect since July 2, 2010; absence of material undisclosed litigation on September 29, 2010; compliance with environmental laws, ERISA and certain other laws; payment of taxes; and solvency.
     The 364-Day Revolving Credit Agreement contains certain affirmative covenants, including covenants relating to: reporting obligations; maintenance of corporate existence and good standing; compliance with laws; maintenance of properties and insurance; payment of taxes; compliance with environmental laws and ERISA; and visitation and inspection by the administrative agent and the lenders. The 364-Day Revolving

Credit Agreement also contains certain negative covenants, including covenants: limiting certain liens on assets; limiting certain mergers, consolidations or sales of assets; limiting certain sale and leaseback transactions; limiting certain vendor financing investments; and limiting certain investments in unrestricted subsidiaries. The 364-Day Revolving Credit Agreement also requires that Harris not permit its ratio of consolidated total indebtedness to total capital, each as defined in the 364-Day Revolving Credit Agreement, to be greater than 0.60 to 1.00 at any time and not permit its ratio of consolidated EBITDA to consolidated net interest expense, each as defined in the 364-Day Revolving Credit Agreement, to be less than 3.00 to 1.00 (measured on the last day of each fiscal quarter for the rolling four-quarter period then ending).
     The 364-Day Revolving Credit Agreement contains certain events of default, including: failure to make payments under the 364-Day Revolving Credit Agreement; failure to perform or observe terms, covenants or agreements contained in the 364-Day Revolving Credit Agreement; material inaccuracy of any representation or warranty under the 364-Day Revolving Credit Agreement; payment default by Harris or certain of its subsidiaries under other indebtedness with a principal amount in excess of $75 million, other default under such other indebtedness that permits acceleration of such indebtedness, or acceleration of such other indebtedness; occurrence of one or more final judgments or orders for the payment by Harris or certain of its subsidiaries of money in excess of $75 million that remain unsatisfied; incurrence by Harris or certain of its subsidiaries of certain ERISA liability in excess of $75 million; any bankruptcy or insolvency of Harris or any material subsidiary; invalidity of 364-Day Revolving Credit Agreement documentation; or a change of control (as defined in the 364-Day Revolving Credit Agreement) of Harris. If an event of default occurs the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.
     All amounts borrowed or outstanding under the 364-Day Revolving Credit Agreement are due and mature on September 28, 2011, unless the commitments are terminated earlier either at the request of Harris or if certain events of default described in the 364-Day Revolving Credit Agreement occur. At September 29, 2010, no borrowings were outstanding under the 364-Day Revolving Credit Agreement.
     The administrative agent and some of the lenders under the 364-Day Revolving Credit Agreement and their affiliates have various relationships with Harris and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, acting as dealers in Harris’ commercial paper program, investment banking, underwriting, financial advisory, trust and other services. In addition, Harris and some of its subsidiaries have entered into foreign exchange and other arrangements with certain of the lenders and their affiliates.
     A copy of the 364-Day Revolving Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the 364-Day Revolving Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the attached 364-Day Revolving Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	364-Day Revolving Credit Agreement, dated as of September 29, 2010, by and among Harris Corporation and the other parties thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION
By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Vice President, Associate General Counsel and Secretary

Date: October 5, 2010

EXHIBIT INDEX

Exhibit No.
Under Reg. S-K,
Item 601	Description of Exhibit
10.1	364-Day Revolving Credit Agreement, dated as of September 29, 2010, by and among Harris Corporation and the other parties thereto.